FOR IMMEDIATE RELEASE

CONTACT:

Julie Boland

Vice President, Chief Financial Officer

and Treasurer

(216) 861-8941

OGLEBAY NORTON RESALE REGISTRATION STATEMENT

BECOMES EFFECTIVE

CLEVELAND, April 11, 2005 -- Oglebay Norton Company (OTCBB: OGBY) announced today that its previously filed Registration Statement on Form S-1 relating to the resale of up to 3,360,800 shares of its Series A Convertible Preferred Stock and up to 3,360,800 shares of its Common Stock, which is issuable upon conversion of the Convertible Preferred Stock by the holders of those securities, was declared effective by the Securities and Exchange Commission on April 8, 2005. The Company will not receive any proceeds from the sale of these securities.

This press release does not constitute an offer to sell, or the solicitation to buy, any such security.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year tradition of service, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. For more information, see www.oglebaynorton.com

Safe Harbor Statement

Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) risks associated with the Company's substantial indebtedness, including whether the restructuring accomplished through the bankruptcy proceedings provided sufficient improvement to the Company's financial position and provided adequate liquidity; (2) the Company's ability to maintain its cost reduction initiatives; (3) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (4) natural disasters, equipment failures or other unexpected events; (5) fluctuations in the price or availability of energy, fuel, oil and freight transportation; (6) fluctuations in integrated steel production in the Great Lakes region; (7) the development or acquisition of additional industrial mineral reserves; (8) costs associated with maintenance of the Company's vessels; (9) fluctuations in Great Lakes and Mid-Atlantic construction activity; (10) economic conditions in California or population growth rates in the Southwestern United States; (11) the outcome of periodic negotiations of labor agreements; (12) changes in the demand for the Company's products due to changes in technology; (13) the Company's ability to compete effectively in its markets; (14) the loss, insolvency or bankruptcy of major customers or debtors; (15) changes in law adverse to the Company, including laws relating to asbestos litigation; (16) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company's interest; (17) current and future regulations imposed on the Company and its customers' businesses; (18) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the Company's vessel operations; (19) the insolvency of insurers, the effects of any coverage litigation with insurers or adequacy of insurance; (20) additional risk factors that may affect the Company's results identified under the caption "Risk Factors" in the S-1 Registration Statement of the Company originally filed with the Securities and Exchange Commission on January 27, 2005.

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